Exhibit 8.1

Jeffrey J. Tolin + 1 212 479 6160 jtolin@cooley.com

May 24, 2024

TriSalus Life Sciences, Inc.

6272 W. 91st Ave.

Westminster, CO 80031

Ladies and Gentlemen:

We have acted as counsel to TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission and a related prospectus included in the Registration Statement (the “Prospectus”). The Registration Statement and Prospectus relate to (i) the proposed offer (the “Exchange Offer”) to the holders of certain of the Company’s outstanding warrants identified in the Registration Statement (the “Warrants”) to exchange each Warrant for 0.3 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), as described in the Registration Statement and (ii) the solicitation of consents from the holders of the Warrants to amend the Warrant Agreement, dated as of December 17, 2020 (as so amended, the “Amended Warrant Agreement”), by and between the Company (f/k/a MedTech Acquisition Corp.) and Continental Stock Transfer & Trust Company, to grant the Company the option, exercisable on a Warrant class-by-Warrant class basis, to require that all Warrants in an applicable class that are outstanding upon the closing of the Exchange Offer be converted into 0.27 shares of Common Stock, subject to the terms of the Amended Warrant Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Registration Statement and Prospectus.

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the Registration Statement (including all exhibits and schedules thereto) and such other instruments and documents related to the formation, organization and operation of the Company or to the consummation of the Exchange Offer and the transactions contemplated thereby as we have deemed necessary or appropriate.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.All representations, warranties, and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement are, or will be, true, complete and accurate at all relevant times.

3.The Exchange Offer will be consummated as described in the Registration Statement.

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: +1 212 479 6000 f: +1 212 479 6275 cooley.com

May 24, 2024 Page Two

Opinion – U.S. Federal Income Tax Consequences

Based upon and subject to the foregoing and consideration of applicable law, subject to the assumptions and limitations set forth therein, the discussion in the Prospectus under the caption “The Offer and Consent Solicitation—Material U.S. Federal Income Tax Considerations” is our opinion of the material U.S. federal income tax consequences of the receipt of shares of Common Stock in exchange for the Warrants pursuant to the Exchange Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of Warrants not exchanged for shares of Common Stock in the Exchange Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of shares of Common Stock. The foregoing opinion is based upon the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Treasury Regulations and temporary Treasury Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. Our opinion is not binding on the U.S. Internal Revenue Service or any court and there is no assurance or guarantee that the U.S. Internal Revenue Service or a court will agree with our conclusions.

We express no opinion as to any tax laws other than the federal income tax laws of the United States and do not undertake to advise you as to any changes in such federal tax law after the date hereof that may affect our opinion. We caution that to the extent any of the representations, warranties, covenants and assumptions material to our opinion and upon which we have relied are not complete, are inaccurate or are not complied with in all material respects, our opinion as set forth above could be adversely affected. Further, this opinion is solely for your benefit and shall not inure to the benefit of any other person, including without limitation any successor or assign of yours, whether by operation of law or otherwise, and is not to be used or relied upon for any other purpose except in connection with the Exchange Offer without our express written permission. Notwithstanding the aforesaid, you may release a copy of this opinion (a) to the extent required by any applicable law or regulation; (b) to any regulatory authority having jurisdiction over you; (c) in connection with any actual or potential dispute or claim to which you are a party relating to the Exchange Offer; (d) to any rating agency, in its capacity as provider of a rating in respect of the Company or any securities issued by it; or (e) to your auditors, professional advisors, employees, officers and any of your affiliates, in each case of clauses (a) through (e) above, for the purposes of information only on the strict understanding that we assume no duty or liability whatsoever to any such recipient enumerated in clauses (a) through (e) as a result thereof or otherwise.

This opinion has been provided for your use in connection with the Registration Statement. We hereby consent to the use of our name in “The Offer and Consent Solicitation—Material U.S. Federal Income Tax Considerations” section of the Registration Statement and the use of the opinion letter as an exhibit to the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

COOLEY LLP

By:	/s/ Jeffrey J. Tolin
Jeffrey J. Tolin

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

t: +1 212 479 6000 f: +1 212 479 6275 cooley.com